Pricing Supplement No.16 Dated January 18, 2000
(To Prospectus and Prospectus Supplement
Dated May 27, 1999)                                               Rule 424(b)(3)
                                                          Registration Statement
                               U.S.$8,000,000,000                  No. 333-75177


                            FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Motor Credit Company has designated $400,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated severally have agreed to purchase, respectively, $200,000,000, $100,000,000, and $100,000,000 aggregate principal amount of the Notes at a price of 99.962% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                                 January 21, 2000.

Maturity Date:                              January 22, 2002.

Principal Amount:                           $400,000,000.

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of three months plus
                                            10 basis points (0.10%).

Interest Reset Dates:                       On the Issue Date and thereafter
                                            quarterly on the 21st day of each
                                            April, July, October and January,
                                            until the Notes are paid in full;
                                            provided that January 21, 2002
                                            shall not be an Interest Reset
                                            Date.

Interest Payment Dates:                     Quarterly on the 21st day of each
                                            April, July, October and January,
                                            and at Maturity; provided that
                                            January 21, 2002 shall not be an
                                            Interest Payment Date.

CUSIP No.:                                  345402 4T5

Interest Determination
Date:                                       Two London banking days prior to
                                            each Interest Reset Date

Reference Agent:                            The Chase Manhattan Bank.

                      CHASE SECURITIES INC. LEHMAN BROTHERS

                               MERRILL LYNCH & CO